Exhibit 4.9

BARCLAYS PLC,

as Issuer,

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Trustee

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,

as Contingent Capital Security Registrar

FIFTH SUPPLEMENTAL INDENTURE

Dated as of March 1, 2021

To the Contingent Capital Securities Indenture, dated as of August 14, 2018,

among the Issuer, the Trustee and the Contingent Capital Security Registrar

TABLE OF CONTENTS

ARTICLE I

PROVISIONS OF GENERAL APPLICATION

ii

FIFTH SUPPLEMENTAL INDENTURE, dated as of March 1, 2021 (the “Fifth Supplemental Indenture”), among BARCLAYS PLC, a public limited company registered in England and Wales, as Issuer (hereinafter called the “Company”), having its registered office at 1 Churchill Place, London E14 5HP, United Kingdom, THE BANK OF NEW YORK MELLON, LONDON BRANCH, a New York banking corporation, as Trustee (herein called the “Trustee”), having its Corporate Trust Office at One Canada Square, London E14 5AL, United Kingdom and THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, as Contingent Convertible Security Registrar, having an office at 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, L-2453, Luxembourg (herein called the “Contingent Convertible Security Registrar,” as amended hereinafter, the “Contingent Capital Security Registrar”), to the CONTINGENT CONVERTIBLE SECURITIES INDENTURE, dated as of August 14, 2018 among the Company, the Trustee and the Contingent Convertible Security Registrar, as amended and supplemented from time to time (as amended hereinafter, the “Contingent Capital Securities Indenture” or the “Base Indenture” and, together with this Fifth Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, Section 9.01(d) of the Base Indenture permits supplements thereto without the consent of Holders of Contingent Convertible Securities (as amended herein after, the “Contingent Capital Securities”), when authorized by, or pursuant to a Board Resolution or Delegated Person Resolution, to add to, change or eliminate any of the provisions of the Base Indenture with respect to Contingent Capital Securities issued on or after the date hereof;

WHEREAS, the Company desires to amend the Base Indenture to modify the provisions of the Base Indenture to allow for either the conversion for stock or other securities of the Company or the permanent write-down to zero of Contingent Capital Securities upon the occurrence of certain events and to amend certain related defined terms and provisions of the Base Indenture;

WHEREAS, the Company has taken all necessary corporate action to authorize the execution and delivery of this Fifth Supplemental Indenture; and

WHEREAS, the Company has requested, and hereby requests, that the Trustee join with the Company in the execution and delivery of this Fifth Supplemental Indenture;

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Trustee and the Contingent Capital Security Registrar mutually agree as follows with regard to the Base Indenture:

ARTICLE I

PROVISIONS OF GENERAL APPLICATION

SECTION 1.01. Definitions; Effect of Headings.

Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this Fifth Supplemental Indenture that are defined in the Base Indenture shall have the meanings ascribed to them in the Base Indenture. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.02. Separability Clause.

In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.03. Benefits of Instrument.

Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 1.04. Relation to Base Indenture.

This Fifth Supplemental Indenture constitutes an integral part of the Base Indenture and the provisions set out in Article II apply to Contingent Capital Securities (as defined herein) authenticated, delivered and issued on or after the date of this Fifth Supplemental Indenture.

SECTION 1.05. Construction and Interpretation.

Unless the express otherwise requires:

(a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Fifth Supplemental Indenture, refer to this Fifth Supplemental Indenture as a whole and not to any particular provision of this Fifth Supplemental Indenture;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) references herein to a specific Section or Article refer to Sections or Articles of this Fifth Supplemental Indenture;

(d) wherever the words “include”, “includes” or “including” are used in this Fifth Supplemental Indenture, they shall be deemed to be followed by the words “without limitation;”

(e) references to a Person are also to its successors and permitted assigns; and

(f) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

AMENDMENTS TO THE BASE INDENTURE

SECTION 2.01. Amendments to the Base Indenture.

The Base Indenture is hereby amended as follows:

(a) All references to “Contingent Convertible Security” and “Contingent Convertible Securities” in the Base Indenture are amended by deleting them in their entirety and replacing them with “Contingent Capital Security” and “Contingent Capital Securities,” respectively.

(b) All references to the “Contingent Convertible Securities Indenture” in the Base Indenture are amended by deleting them in their entirety and replacing them with “Contingent Capital Securities Indenture” and the Indenture is hereinafter referred to as the “Contingent Capital Securities Indenture” or the “Indenture.”

(c) Section 1.01 of the Base Indenture is hereby amended to include the following definitions:

“Accrued Interest” means, in respect of each Contingent Capital Security of the applicable series following the occurrence of the circumstances described in Section 3.16 (if applicable) and subject to the provisions described therein, any accrued but unpaid interest on such Contingent Capital Security, which excludes any interest cancelled or deemed cancelled in accordance with the provisions set forth in Sections 3.12 or 3.13 hereof.

“Automatic Write-Down” with respect to each relevant series of Contingent Capital Securities issued under this Contingent Capital Securities Indenture, shall have the meaning set forth in the supplemental indenture establishing the terms for such series of Contingent Capital Securities.

“Contingent Capital Regulatory Event” means, in respect of a particular series of Contingent Capital Securities, a change in the regulatory classification of such Contingent Capital Securities that occurs on or after the issue date of such Contingent Capital Securities and that does, or would be likely to, result in the whole or any part of the outstanding aggregate principal amount of the Contingent Capital Securities of the relevant series at any time being excluded from, or ceasing to count towards, the Group’s Tier 1 Capital.

“Conversion Securities” has the meaning specified in Section 3.01.

“Conversion Shares” with respect to each relevant series of Contingent Capital Securities issued under this Contingent Capital Securities Indenture, shall have the meaning set forth in the supplemental indenture establishing the terms for such series of Contingent Capital Securities.

“EU CRD” means: (i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investments firms, as amended before IP completion day; and (ii) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended before IP completion day.

“IP completion day” has the meaning given in the U.K. European Union (Withdrawal Agreement) Act 2020.

“secondary non-preferential debts” shall have the meaning given to it in the U.K. Banks and Building Societies (Priorities on Insolvency) Order 2018 and any other law or regulation applicable to the Company which is amended by the U.K. Banks and Building Societies (Priorities on Insolvency) Order 2018, as each may be amended or replaced from time to time.

“Tax Event” has the meaning specified in Section 11.12.

“Tier 1 Capital” means Tier 1 Capital for the purposes of the Capital Regulations.

“U.K. CRD” means the legislative package consisting of:

(i) the U.K. CRD Regulation;

(ii) the law of the United Kingdom or any part of it (as amended or replaced in accordance with domestic law from time to time), which immediately before IP completion day implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures, such Directive as amended before IP completion day; and

(iii) direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day implemented EU CRD as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act and as the same may be amended or replaced in accordance with domestic law from time to time.

“U.K. CRD Regulation” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investments firms, as amended before IP completion day, as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act and as the same may be further amended or replaced in accordance with domestic law from time to time.

“Withdrawal Act” means the United Kingdom European Union (Withdrawal Act) 2018.

“Write-Down Date” with respect to each relevant series of Contingent Capital Securities issued under this Contingent Capital Securities Indenture, shall have the meaning set forth in the supplemental indenture establishing the terms for such series of Contingent Capital Securities.

(d) The following defined terms included in Section 1.01 of the Base Indenture are hereby replaced with the following respective definitions:

“Automatic Conversion” with respect to each relevant series of Contingent Capital Securities issued under this Contingent Capital Securities Indenture, shall have the meaning set forth in the supplemental indenture establishing the terms for such series of Contingent Capital Securities.

“Capital Regulations” means, at any time, the laws, regulations, requirements, standards, guidelines and policies relating to capital adequacy and/or minimum requirement for own funds and eligible liabilities and/or loss absorbing capacity for credit institutions of either (i) the PRA and/or (ii) any other national or European authority, in each case then in effect in the United Kingdom (or in such other jurisdiction in which the Company may be organized or domiciled) and applicable to the Group including U.K. CRD.

“Conversion Date” with respect to each relevant series of Contingent Capital Securities issued under this Contingent Capital Securities Indenture, shall have the meaning set forth in the supplemental indenture establishing the terms for such series of Contingent Capital Securities.

“Distributable Items” shall have the meaning assigned to such term in the Capital Regulations, but amended so that for so long as there is any reference therein to “before distributions to holders of own funds instruments” it shall be read as a reference to “before distributions to holders of Parity Securities, the relevant series of Contingent Capital Securities or any Junior Securities.”

“Senior Creditors” with respect to a particular series of Contingent Capital Securities, means creditors of the Company (i) who are unsubordinated creditors; (ii) whose claims are, or are expressed to be, subordinated (whether only in the event of the winding-up or administration of the Company or otherwise) to the claims of unsubordinated creditors of the Company but not further or otherwise; (iii) who are creditors in respect of any secondary non-preferential debts; or (iv) whose claims are, or are expressed to be, junior to the claims of other creditors of the Company, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the Holders of the Contingent Capital Securities.

(e) Section 2.01 of the Base Indenture is hereby amended by adding “and to the exclusion of any other term of the Contingent Capital Securities or” after “Notwithstanding”.

(f) Section 3.01 of the Base Indenture is hereby amended by:

i. inserting a new clause (ff) after Section 3.01(ee) as follows: “provisions, if any, for write-downs in the principal amount of Contingent Capital Securities of the series and the effect, if any, of such write-downs on interest payable on such Contingent Capital Securities and any additional or other provisions relating to such write-down, including any triggering event that may give rise to such write-down (which may include, but shall not be limited to, certain regulatory capital events) and the terms upon which such write-down should occur; and”; and

ii. replacing “(ff)” of Section 3.01(ff) with “(gg)”.

(g) Section 3.14 (b) of the Base Indenture is hereby amended and restated in its entirety as follows:

“Subject as set out under Section 3.16, interest in respect of any series of Contingent Capital Securities will only be due and payable on any relevant Interest Payment Date to the extent it is not cancelled or deemed cancelled in accordance with the provisions of Sections 3.12 or 3.13 hereof. Any interest cancelled or deemed cancelled (in each case, in whole or in part) in the circumstances described in sections 3.12 or 3.13 hereof shall not be due and shall not accumulate or be payable at any time thereafter, and Holders and Beneficial Owners of such Contingent Capital Securities shall have no rights thereto or to receive any additional interest or compensation as a result of such cancellation or deemed cancellation in respect of such Contingent Capital Securities.”

(h) The Base Indenture is hereby amended by adding the following as Section 3.16:

“Section 3.16 Interest Cancellation Following a Contingent Capital Regulatory Event. Where the supplemental indenture establishing the terms of any relevant series of Contingent Capital Securities provides that this Section 3.16 applies, then if the whole of the outstanding aggregate principal amount of any series of Contingent Capital Securities, is excluded from, or ceases to count towards, the Group’s Tier 1 Capital and this constitutes a Contingent Capital Regulatory Event, but the Company has not exercised its option to redeem the relevant series of Contingent Capital Securities pursuant to the relevant supplemental indenture establishing the terms for such Contingent Capital Securities, the Company will not exercise its discretion in accordance with Section 3.12 hereof to cancel interest that would be payable on any applicable Interest Payment Date following the occurrence of such Contingent Capital Regulatory Event. If, despite this undertaking, the Company does not make an interest payment (in whole or in part) on any such Interest Payment Date, such payment will thereafter (notwithstanding any other term of the relevant series of Contingent Capital Securities) be deemed not to be cancelled and to be due and payable, subject to the following paragraph.

The above provision is without prejudice to the limitations and restrictions on interest payments set forth in Section 3.13 hereof which will continue to apply to such series of Contingent Capital Securities.”

(i) Section 5.01(b) is hereby amended and restated in its entirety as follows:

“If a Winding-Up Event occurs before the occurrence of a Capital Adequacy Trigger Event with respect to a particular series of Contingent Capital Securities, subject to the subordination provisions of Section 12.01 and any subordination provisions in any supplemental indenture hereto, the outstanding principal amount of the relevant series of Contingent Capital Securities and, if Section 3.16 applies to the relevant series of Contingent Capital Securities, Accrued Interest (if applicable) shall become immediately due and payable without the need of any further action on the part of the Trustee, the Holders or any other Person.”

(j) Section 5.02 of the Base Indenture is hereby amended by adding the phrase “and subject as set out under Section 3.16 if applicable,” after “hereof”.

(k) Section 5.04(b) of the Base Indenture is hereby amended by deleting the phrase “a breach by the Company of a Performance Obligation,” and replacing it with “a breach by the Company of (x) a Performance Obligation or (y) if Section 3.16 is applicable to the relevant series of Contingent Capital Securities, the undertaking set out under Section 3.16,”.

(l) Section 8.03 of the Base Indenture is hereby amended by adding the phrase “and/or the Relevant U.K. Resolution Authority” after “the PRA.”

(m) Section 10.04(a)(i) of the Base Indenture is hereby amended by adding “and” before “any premium.”

(n) Section 10.04(a)(iv) of the Base Indenture is hereby amended by adding “and” before “premium, if any.”

(o) Section 11.04(e) of the Base Indenture is hereby amended by deleting the phrase “Automatic Conversion” and replacing it with “Automatic Conversion or an Automatic Write-Down, as the case may be and as set forth in the supplemental indenture establishing the terms for such series of Contingent Capital Securities,”.

(p) The Base Indenture is hereby amended by adding the following as Section 11.12:

“(a) Subject to the limitations and conditions specified in Section 11.08 hereof unless otherwise provided as contemplated by Section 3.01 with respect to any series of Contingent Capital Securities, the Company may, at any time, at the Company’s option, redeem the relevant series of Contingent Capital Securities, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Contingent Capital Securities to be redeemed, together with any accrued but unpaid interest (which excludes any interest cancelled or deemed cancelled in accordance with Sections 3.12 and 3.13 hereof, but subject to Section 3.16 hereof if applicable) to (but excluding) the date fixed for redemption, if the Company determines that as a result of a change in, or amendment to, the laws or regulations of a Taxing Jurisdiction, including any treaty to which the relevant Taxing Jurisdiction is a party, or a change in an official application of those laws or regulations, including any decision of any court or tribunal, which becomes effective on or after the issue date of the relevant series of Contingent Capital Securities (and, in the case of a successor entity, which becomes effective on or after the date of such successor entity’s assumption of the Company’s obligations):

(i) the Company will or would be required to pay to Holders of the relevant series of Contingent Capital Securities Additional Amounts;

(ii) the Company would not be entitled to claim a deduction in respect of any payments in respect of the relevant series of Contingent Capital Securities in computing the Company’s taxation liabilities or the value of such deduction would be materially reduced;

(iii) the Company would not, as a result of the relevant series of Contingent Capital Securities being in issue be able to have the losses or deductions set-off against the profits or gains or profits or gains offset by the losses or deductions, of companies with which the Company is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as at the issue date of the relevant Contingent Capital Securities or any similar system or systems having like effect as may from time to time exist);

(iv) the Company would, in the future, have to bring into account a taxable credit if the principal amount of the relevant series of Contingent Capital Securities were written down or if the relevant series of Contingent Capital Securities were converted into Conversion Shares, or

(v) the relevant series of Contingent Capital Securities or any part thereof would become treated as a derivative or an embedded derivative for United Kingdom tax purposes,

(each such change in tax law or regulation or the official application thereof, a “Tax Event”);

provided, however, that the relevant series of Contingent Capital Securities may only be redeemed pursuant to this Section 11.12 if, in the case of each Tax Event, the consequences of the Tax Event cannot be avoided by the Company’s taking reasonable measures available to the Company.

(b) Prior to the delivery of any notice of redemption as a result of a Tax Event the Company shall deliver to the Trustee an opinion of independent counsel of recognized standing, chosen by the Company, confirming that the Company is entitled to exercise its right of redemption under this Section 11.12.”

(q) Section 12.01(b) of the Base Indenture is hereby amended and restated in its entirety as follows:

“(b) If:

(i) an order is made, or an effective resolution is passed, for the winding-up of the Company (except in any such case for a solvent winding-up solely for the purpose of a merger, reconstruction or amalgamation); or

(ii) following the appointment of an administrator of the Company, the administrator gives notice that it intends to declare and distribute a dividend,

then (1) if such events specified in (i) or (ii) above occur with respect to a particular series of Contingent Capital Securities prior to the date on which a Capital Adequacy Trigger Event for such series of Contingent Capital Securities occurs, there shall be payable by the Company in respect of each such Contingent Capital Security (in lieu of any other payment by the Company), such amount, if any, as would have been payable to a Holder of Contingent Capital Securities if, on the day prior to the commencement of such winding-up or administration and thereafter, such Holder of Contingent Capital Securities were the holder of the most senior class of preference shares in the capital of the Company, having an equal right to a return of assets in such winding-up or administration to, and so ranking pari passu with, the holders of such class of preference shares (if any) from time to time issued by the Company that has a preferential right to a return of assets in such winding-up or administration, and so ranking ahead of the holders of all other classes of issued shares for the time being in the capital of the Company, but ranking junior to the claims of Senior Creditors, and on the assumption that the amount that such Holder of Contingent Capital Securities was entitled to receive in respect of such preference shares, on a return of assets in such winding-up or administration, was an amount equal to the principal amount of the relevant Contingent Capital Security, together with any damages (if payable) and if Section 3.16 applies to the relevant series of Contingent Capital Securities, Accrued Interest (if applicable), and (2) if such events specified in (i) or (ii) above occur with respect to a particular series of Contingent Capital Securities on or after the date on which a Capital Adequacy Trigger Event for such series of Contingent Capital Securities occurs but before the Conversion Date or the Write-Down Date, as applicable, for such series of Contingent Capital Securities, then for purposes of determining the claim of a Holder or Beneficial Owner of the Contingent Capital Securities in such winding-up or administration, the Conversion Date in respect of an Automatic Conversion or the Write-Down Date in respect of an Automatic Write-Down, as applicable, for such series of Contingent Capital Securities shall be deemed to have occurred immediately before the occurrence of such events specified in (i) or (ii) above.”

(r) Section 13.01(a) of the Base Indenture is hereby amended and restated in its entirety as follows:

“Notwithstanding and to the exclusion of any other term of the Contingent Capital Securities or any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Contingent Capital Securities, by acquiring any Contingent Capital Securities, each Holder and Beneficial Owner of the Contingent Capital Securities acknowledges, accepts, agrees to be bound by, and consents to, the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Contingent Capital Securities; (ii) the conversion of all, or a portion of, the principal amount of, or interest on, the Contingent Capital Securities into shares or other securities or other obligations of the Company or another person (and the issue to, or conferral on, the Holder or Beneficial Owner of the Contingent Capital Securities such shares, securities or obligations); (iii) the cancellation of the Contingent Capital Securities; and/or (iv) the amendment or alteration of the maturity, if any, of the Contingent Capital Securities, or amendment of the amount of interest due on the Contingent Capital Securities, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Contingent Capital Securities solely to give effect to the exercise by the Relevant U.K. Resolution Authority of such U.K. Bail-in Power. Each Holder and Beneficial Owner further acknowledges and agrees that the rights of Holders and Beneficial Owners of the Contingent Capital Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights Holders and Beneficial Owners of the Contingent Capital Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the Relevant U.K. Resolution Authority in breach of laws applicable in England.”

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01. Effectiveness. This Fifth Supplemental Indenture shall become effective upon its execution and delivery.

SECTION 3.02. Ratification and Integral Part. The Base Indenture as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, including without limitation all the rights, immunities and indemnities of the Trustee, and this Fifth Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 3.03. Priority. This Fifth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Fifth Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 3.04. Not Responsible for Recitals . The recitals contained herein shall be taken as the statements of the Company, and neither the Trustee nor any authenticating agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture, except that the Trustee represents and warrants that it has duly authorized, executed and delivered this Fifth Supplemental Indenture.

SECTION 3.05. Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Fifth Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.06. Counterparts. This Fifth Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.07. Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions set forth in Section 12.01 and the waiver of set-off provisions set forth in Section 5.04(d), in each case as set forth in the Base Indenture as amended hereby, which are governed by, and construed in accordance with, English law.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the day and year first above written.

BARCLAYS PLC

By:	/s/ Miray Muminoglu
	Name:	Miray Muminoglu
	Title:	Managing Director

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Tom Vanson
Name: Tom Vanson
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, as Contingent Capital Security Registrar

By:	/s/ Tom Vanson
Name: Tom Vanson
Title: Authorized Signatory

[Signature Page to the Fifth Supplemental Indenture]